Prospectus Supplement
September 19, 2005
(To Prospectus dated March 3, 2003)
Filed Pursuant to Rule 424(b)(2)
File No. 333-103291
$600,000,000
Archer-Daniels-Midland Company
5.375% Debentures due 2035

        The debentures will bear interest at the rate of 5.375% per year. We will pay interest on the debentures on March 15 and September 15 of each year, beginning March 15, 2006. The debentures will mature on September 15, 2035. We may redeem the debentures at our option at any time either in whole or in part, at the redemption prices described in this prospectus supplement.
      The debentures are unsecured and rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The debentures will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

	Per Debenture	Total

Public offering price(1)	97.402%	$584,412,000
Underwriting discount	0.875%	$5,250,000
Proceeds, before expenses, to Archer-Daniels-Midland(1)	96.527%	$579,162,000

(1)	Plus accrued interest, if any, from September 22, 2005, if settlement occurs after such date.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debentures or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about September 22, 2005.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup	HSBC

ABN AMRO Incorporated	Barclays Capital Inc.
BNP Paribas	Calyon Securities (USA)
Deutsche Bank Securities	Goldman, Sachs & Co.
ING Financial Markets	JPMorgan
Merrill Lynch & Co.	Rabo Securities USA, Inc.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

RATIO OF EARNINGS TO FIXED CHARGES
      Set forth below is the consolidated ratio of earnings to fixed charges for each of the periods presented.

Fiscal Year Ended June 30,

2001	2002	2003	2004	2005

2.03x	2.80x	2.54x	2.60x	4.75x
      The ratio of earnings to fixed charges is calculated as follows:
(earnings)

(fixed charges)
      For purposes of calculating the ratios, earnings consist of:

•	pre-tax income from continuing operations before minority interest in income from consolidated subsidiaries and income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest; and

•	distributed income of equity investees;

•	minus capitalized interest; and

•	minus the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.
      For purposes of calculating the ratios, fixed charges consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest portion of rental expense on operating leases.

DESCRIPTION OF THE DEBENTURES
      The following discussion of the terms of the debentures supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the debentures.
General
      The debentures will be our general unsecured and senior obligations. We are initially offering the debentures in the principal amount of $600,000,000. We may, without the consent of the holders, issue additional debentures and thereby increase that principal amount in the future, on the same terms and conditions and with the same CUSIP number as the debentures we offer by this prospectus supplement.
      The debentures will be issued under an indenture dated as of June 1, 1986 between us and JPMorgan Chase Bank, N.A., as trustee. The indenture has been amended and supplemented by a supplemental indenture dated as of August 1, 1989 and amended by the Trust Indenture Reform Act of 1990. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.
      The debentures will mature on September 15, 2035. The debentures will bear interest at a rate of 5.375% per year from September 22, 2005 or from the most recent interest payment date on which we paid or provided for interest on the debentures. We will pay interest on the debentures on each March 15 and September 15, beginning March 15, 2006, to the person listed as the holder of the debenture (or any predecessor debenture) in the security register at the close of business on the preceding March 1 or September 1, as the case may be.
      The debentures are subject to defeasance in the manner described under the heading “Description of Debt Securities — Defeasance” in the accompanying prospectus.
Optional Redemption
      We may redeem the debentures, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of

•	100% of the principal amount of the debentures to be redeemed and

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the debentures discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to be redeemed.
      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Independent Investment Banker” means one of Banc of America Securities LLC, Citigroup Global Markets Inc. or HSBC Securities (USA) Inc., and their respective successors, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.
      “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a “Primary Treasury Dealer,” we will substitute another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
      Holders of debentures to be redeemed will be sent a redemption notice by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the debentures are to be redeemed, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular debentures or portions of the debentures for redemption from the outstanding debentures not previously called by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debentures or portions of the debentures called for redemption.
Sinking Fund
      The debentures will not have the benefit of any sinking fund.
Global Debentures; Book-Entry System

Global Debentures
      The debentures will be issued initially in book-entry form and will be represented by one or more global debentures in fully registered form without interest coupons which will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to as “DTC,” and registered in the name of Cede & Co. or another nominee designated by DTC. Except as set forth below, the global debentures may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global debentures may not be exchanged for certificated debentures except in the limited circumstances described below.
      All interests in the global debentures will be subject to the rules and procedures of DTC.

Certain Book-Entry Procedures for the Global Debentures
      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the underwriters takes any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.
      DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including one or more of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
      We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global debenture, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in the global debenture; and

•	ownership of beneficial interests in the global debentures will be shown on, and the transfer of ownership of beneficial interests in the global debentures will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).
      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the debentures represented by a global debenture to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global debenture to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
      So long as DTC or its nominee is the registered owner of a global debenture, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the debentures represented by that global debenture for all purposes of the debentures and the indenture. Except as provided below, owners of beneficial interests in a global debenture will not be entitled to have the debentures represented by that global debenture registered in their names, will not receive or be entitled to receive physical delivery of certificated debentures and will not be considered the owners or holders of the debentures represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debentures under the indenture or that global debenture. We understand that under existing industry practice, in the event that we request any action of holders of debentures, or a holder that is an owner of a beneficial interest in a global debenture desires to take any action that DTC, as the holder of that global debenture, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debentures by DTC or for maintaining, supervising or reviewing any records of DTC relating to the debentures.
      Payments with respect to the principal of and interest on a global debenture will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global debenture under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the debentures, including the global debentures, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global debenture. Payments by the participants and the indirect participants to the owners of beneficial interests in a global debenture will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global debentures among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      We obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.
Certificated Debentures
      We will issue certificated debentures to each person that DTC identifies as the beneficial owner of the debentures represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an event of default has occurred and is continuing; or

•	we determine not to have the debentures represented by a global security.
      Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debentures. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the debentures to be issued in certificated form.
Information Concerning the Trustee
      JPMorgan Chase Bank, N.A. is the trustee under the Indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business. JPMorgan Chase Bank, N.A. also serves as trustee for certain of our other senior unsecured debt obligations.

UNDERWRITING
      Banc of America Securities LLC, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. are acting as representatives of the underwriters named below. Under the terms of, and subject to the conditions contained in, an underwriting agreement dated as of September 19, 2005, each underwriter listed below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the debentures set forth opposite such underwriter’s name.

Principal
Amount
Underwriter	of Debentures

Banc of America Securities LLC	$150,000,000
Citigroup Global Markets Inc.	150,000,000
HSBC Securities (USA) Inc.	150,000,000
ABN AMRO Incorporated	15,000,000
Barclays Capital Inc.	15,000,000
BNP Paribas Securities Corp.	15,000,000
Calyon Securities (USA) Inc.	15,000,000
Deutsche Bank Securities Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
ING Financial Markets LLC	15,000,000
J.P. Morgan Securities Inc.	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
Rabo Securities USA, Inc.	15,000,000

Total	$600,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the debentures offered hereby are subject to certain conditions and that the underwriters are obligated to purchase all of the debentures in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the debentures may be terminated.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the debentures directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of 0.500% of the principal amount of the debentures. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the debentures to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of those liabilities.
      We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $600,000.
      The debentures are a new issue of securities with no established trading market. The debentures will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the debentures after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

      In connection with the offering of the debentures, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may over-allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the debentures in the open market to cover short positions or to stabilize the price of the debentures. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the debentures. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.
      The underwriters have performed investment and commercial banking and advisory services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of their business for which they will receive customary fees and expenses.
      We have been advised by certain underwriters that they may make the debentures available for distribution on the Internet through a proprietary website and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Certain underwriters have advised us that Market Axess Corporation is providing the system as a conduit for communications between the underwriters and their customers and that they are not a party to any transaction. We have also been advised by certain underwriters that Market Axess Corporation is a registered broker-dealer and will receive compensation from certain underwriters based on transactions conducted through the system. Certain underwriters have informed us that they will make the debentures available to their customers through the Internet, whether made through a proprietary or third party system, on the same terms as distributions of the debentures made through other channels. The information on any website other than a copy of this prospectus supplement is not a part of this prospectus supplement.
LEGAL OPINIONS
      The validity of the debentures will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota, and for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Mayer, Brown, Rowe & Maw LLP from time to time acts as our counsel in certain matters.
EXPERTS
      The consolidated financial statements of Archer-Daniels-Midland Company incorporated by reference in Archer-Daniels-Midland Company’s Annual Report on Form 10-K for the year ended June 30, 2005 (including the schedule appearing therein), and Archer-Daniels-Midland Company management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$500,000,000

Archer-Daniels-Midland Company

Debt Securities and Warrants to Purchase Debt Securities

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 3, 2003.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell debt securities or warrants to purchase debt securities in one or more offerings up to a total dollar amount of $500,000,000. We may sell these securities either separately or in units.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

      We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference our Annual Report on Form 10-K for the year ended June 30, 2002 (which incorporates by reference certain portions of our 2002 Annual Report to Shareholders, including financial statements and notes thereto, and certain portions of our definitive Notice and Proxy Statement for our Annual Meeting of Shareholders held on November 7, 2002), Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002, and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Secretary
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Phone: (217) 424-5200

      You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

      We are a major processor of agricultural products for the food and feed industries. We are one of the world’s largest oilseed and vegetable oil processors, corn refiners, cocoa processors, fuel alcohol producers and wheat millers.

      We were incorporated in Delaware in 1923 as the successor to a business formed in 1902. Our executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526. Our telephone number is (217) 424-5200.

      When we refer to “our company,” “we,” “our” and “us” in this prospectus under the headings “The Company,” “Use of Proceeds” and “Ratios of Earnings to Fixed Charges,” we mean Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Archer-Daniels-Midland Company unless the context indicates otherwise.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

•	meeting our working capital requirements;

•	funding capital expenditures and possible acquisitions of, or investments in, businesses and assets; and

•	repaying indebtedness originally incurred for general corporate purposes.

      Until we use the net proceeds, we will invest them in short-term or long-term marketable securities or use them to repay short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

      Set forth below is the consolidated ratio of earnings to fixed charges for each of the periods presented.

						Six Months
						ended
	Fiscal Year ended June 30,					December 31,

	1998	1999	2000	2001	2002	2001	2002

Ratio of Earnings to Fixed Charges	2.47x	1.88x	1.54x	1.84x	2.68x	2.94x	2.59x

      The ratio of earnings to fixed charges is calculated as follows:

(earnings)

(fixed charges)

      For purposes of calculating the ratios, earnings consist of:

•	pre-tax income from continuing operations before minority interest in income from consolidated subsidiaries and income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest; and

•	distributed income of equity investees;

•	minus capitalized interest; and

•	minus the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

      For purposes of calculating the ratios, fixed charges consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest portion of rental expense on operating leases.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of our debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

      The debt securities will be issued under an indenture dated as of June 1, 1986 between us and JPMorgan Chase Bank, as trustee. The indenture has been amended and supplemented by a supplemental indenture dated as of August 1, 1989 and amended by the Trust Indenture Reform Act of 1990. We have summarized certain terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

      The debt securities will be our unsecured and unsubordinated obligations ranking on parity with all of our other unsecured and unsubordinated indebtedness.

      The indenture does not limit the amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. (Section 301).

      A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301). These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	any limit on the total principal amount of the debt securities of that series;

•	whether we may issue additional debt securities of an already outstanding series without the consent of the holders of the outstanding debt securities of that series;

•	whether the debt securities will be issuable as registered securities, bearer securities or both;

•	whether any of the debt securities are to be issuable initially in temporary global form;

•	whether any of the debt securities are to be issuable in permanent global form;

•	the price or prices (generally expressed as a percentage of the total principal amount) at which the debt securities will be issued;

•	the person to whom interest on the debt securities is payable, if such person is not the person in whose name the debt securities are registered;

•	the date or dates on which the debt securities will mature;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities bear interest:

•	the interest rate or rates on the debt securities or the formula by which the interest rate or rates shall be determined;

•	the dates from which any interest will accrue;

•	any circumstances under which we may defer interest payments;

•	the record and interest payment dates for debt securities that are registered securities; and

•	the extent to which, or the manner in which, any interest payable on a global security will be paid if other than in the manner described below under “Global Securities;”

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be presented for registration of transfer or exchange; and

•	notice and demands can be given to us relating to the debt securities and under the indenture;

•	the date, if any, after which and the price or prices (and other applicable terms and provisions) at which we may redeem the offered debt securities pursuant to any optional or mandatory redemption provisions that would permit or require us or the holders of the debt securities to redeem the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	the denominations in which any debt securities which are registered debt securities will be issuable, if other than denominations of $1,000 or multiples of $1,000;

•	the denominations in which any debt securities which are bearer securities will be issuable, if other than denominations of $5,000;

•	the currency or currencies of payment on the debt securities;

•	any index used to determine the amount of payments on the debt securities;

•	the portion of the principal payable upon acceleration of the debt securities following an event of default, if such portion is less than the principal amount of the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the indenture;

•	any additional covenants applicable to the debt securities;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities;

•	any special provisions for the payment of additional amounts with respect to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture. (Section 301).

      If the purchase price of any of the debt securities is denominated in a foreign or composite currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign or composite currency or currencies, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign or composite currency or currencies will be set forth in the applicable prospectus supplement.

      When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101).

Denominations, Registration and Transfer

      We may issue the debt securities as registered securities, bearer securities or both. We may issue debt securities in the form of one or more global securities, as described below under “Global Securities.” Unless we state otherwise in the applicable prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or multiples of $1,000. Bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A global security will be issued in a denomination equal to the total principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations of the debt securities. (Sections 201, 203, 301 and 302).

See “Global Securities” and “Bearer Debt Securities” below.

      You may exchange any debt securities of a series for other debt securities of that series if the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, you may, subject to the terms of the indenture, exchange bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of the series for registered securities of the same series of any authorized denominations and that have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange.

      Unless we state otherwise in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached. Interest will not be payable on the registered security on the relevant date for payment of interest issued in exchange for the bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture.

      Unless we state otherwise in the applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities. (Section 305).

      The debt securities (other than a global security) may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305). If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. If debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for such series. If debt securities of a series are issuable as bearer securities, we will be required to maintain, in addition to the security registrar, a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002).

      If we redeem the debt securities in part, we shall not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities selected to be redeemed and ending at the close of business on:

•	the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered securities, or

•	the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer securities, or

•	the mailing of the relevant notice of redemption, if debt securities of that series are also issuable as registered securities and there is no publication;

•	register the transfer of or exchange any registered security called for redemption, except for the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

Original Issue Discount Securities

      Debt securities may be issued under the indentures as original issue discount securities and sold at a discount below their stated principal amount. If a debt security is an original issue discount security, an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Payments and Paying Agents

      Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on registered securities, other than a global security, will be made at the office of the paying agent or paying agents we may designate from time to time. At our option, payment of any interest may be made (i) by check mailed to the address of the payee entitled to payment at the address listed in the security register, or (ii) by wire transfer to an account maintained by the payee as specified in the security register. (Sections 305, 307 and 1002). Unless we state otherwise in the applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for such interest payment. (Section 307).

      Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on bearer securities will be payable, subject to applicable laws and regulations, at the offices of the paying agent or paying agents outside the United States that we may designate from time to time. At our option, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. (Sections 307 and 1002). Unless we state otherwise in the applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. (Section 1001). No payment on any bearer security will be made:

•	at any of our offices or agencies in the United States;

•	by check mailed to any address in the United States; or

•	by transfer to an account maintained in the United States.

      Neither we nor our paying agents will make payment on bearer securities or coupons, or upon any other demand for payment, if you present them to us or our paying agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the United States if, and only if:

•	payment of the full amount payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	we have delivered to the trustee an opinion of counsel to that effect. (Section 1002).

      Unless we state otherwise in the applicable prospectus supplement, the principal office of the trustee in New York City will be designated as our sole paying agent for payments on debt securities that are issuable only as registered securities. We will name in the applicable prospectus supplement any paying agent outside the United States, and any other paying agent in the United States, initially designated by us for the debt securities. We may, at any time:

•	designate additional paying agents;

•	rescind the designation of any paying agent; or

•	approve a change in the office through which any paying agent acts.

      If debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in each place of payment for that series in the United States for payments on any registered securities of that series, and for payments on bearer securities of that series in the circumstances described in the second paragraph under “Payments and Paying Agents;”

•	a paying agent in each place of payment located outside the United States where debt securities of that series and any coupons may be presented and surrendered for payment. If the debt securities of that series are listed on The International Stock Exchange (London), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, then we will maintain a paying agent in London, Luxembourg City or any other required city located outside the United States for debt securities of that series; and

•	a paying agent in each place of payment located outside the United States where, subject to applicable laws and regulations, registered securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us may be served. (Section 1002).

      Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will be returned to us. After that time, any holder of a debt security or any coupon may only look to us for payments on the debt security or coupon. (Section 1003).

Global Securities

      We may issue the debt securities of a series, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue global securities (i) in either registered or bearer form, and (ii) in either temporary or permanent form. (Sections 201, 203, 301, 304). Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

•	the depositary for the global security to a nominee of the depositary;

•	a nominee of the depositary to the depositary or another nominee of the depositary; or

•	the depositary or any nominee of the depositary to a successor of the depositary or a nominee of such successor.

      We will describe the specific terms of the depositary arrangement with respect to a series, or part of a series, of debt securities in the applicable prospectus supplement.

Bearer Debt Securities

      If we issue bearer securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Tax Redemption

      All Debt Securities. To the extent specified in an applicable prospectus supplement, debt securities of a series will be subject to redemption at any time, as a whole but not in part, at a redemption price equal to 100% of the principal amount of the debt securities together with accrued and unpaid interest to the date fixed for redemption, upon publication of a notice as described below, if we determine that:

•	we have or will become obligated to pay additional amounts with respect to any debt security of that series as described below under “Payment of Additional Amounts” because of

•	any change in or amendment to the laws, or regulations or rulings under such laws, of the United States or any political subdivision or taxing authority affecting taxation, or

•	any change in official position regarding application or interpretation of such laws, regulations or rulings which change or amendment is announced or becomes effective on or after a date specified in the applicable prospectus supplement; or

•	on or after a date specified in the applicable prospectus supplement

•	any action has been taken by any taxing authority of, or any decision has been rendered in a court of competent jurisdiction in, the United States or any political subdivision or taxing authority, including any of those actions specified in the preceding bullet points, regardless of whether such action was taken or decision was rendered with respect to us, or

•	any change, amendment, application or interpretation shall be officially proposed which, in the written opinion of our independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to any debt security of that series as described below under “Payment of Additional Amounts;” and

•	in our business judgment that we cannot avoid the obligation to pay additional amounts with respect to any debt security of that series by the use of reasonable measures available to us.

      Certificates and Notice. If we elect to redeem affected securities of a series pursuant to the provisions of this “Tax Redemption,” we will deliver to the trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem the affected securities of such series pursuant to their terms. (Section 1102).

      We will give notice of our intention to redeem affected securities, and all other notices in accordance with the provisions of this “Tax Redemption,” in accordance with “Notices” below. In the case of a redemption, we will give notice once not more than 60 days, but not less than 30 days, before the date fixed for redemption and will specify the date fixed for redemption. (Section 1104).

Payment of Additional Amounts

      If and to the extent specified in an applicable prospectus supplement, we will, subject to the exceptions and limitations set forth below, pay to the holder of any debt security or coupon who is a United States Alien such additional amounts as may be necessary in order that every net payment on the debt security or coupon, after withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of that payment by the United States (or any political subdivision or taxing authority), will not be less than the amount provided for in the debt security or coupon to be then due and payable.

      We will not, however, make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for

•	the existence of any present or former connection between the holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, the holder, if the holder is an estate or trust; or a member or shareholder of the holder, if the holder is a partnership or corporation) and the United States. Such connection may include, without limitation, the holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) (i) being or having been a citizen, resident or treated as a resident of the United States, (ii) being or having been engaged in a trade or business or present in the United States, or (iii) having or having had a permanent establishment in the United States, or

•	the holder’s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which would not have been imposed but for the presentation by the holder of the debt security or coupon for payment on a date more than 10 days after (i) the date on which such payment became due and payable, or (ii) the date on which payment is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that is payable other than by withholding from a payment on a debt security or coupon;

•	any tax, assessment or other governmental charge imposed on a holder of a debt security or coupon that (i) actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code, or (ii) is a controlled foreign corporation related to us through stock ownership;

•	any tax, assessment or other governmental charge imposed as a result of the failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a debt security or coupon, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment on a debt security or coupon if the payment can be made without such withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge imposed with respect to payments on any registered security by reason of the failure of the holder to fulfill the statement requirement of Sections 871(h) or 881(c) of the Internal Revenue Code; or

•	any combination of items listed above.

      In addition, we will not pay additional amounts with respect to any payment on a debt security or coupon to a holder who is (i) a fiduciary, (ii) a partnership, or (iii) other than the sole beneficial owner of such payment, to the extent such payment would be required by the laws of the United States (or any political subdivisions or taxing authority) to be included in the income, for federal income tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security or coupon. (Section 1004).

      The term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust. (Section 101).

Covenants Contained in the Indenture

      The indenture contains certain restrictive covenants that apply to us and our Restricted Subsidiaries.

      A “Restricted Subsidiary” is any Subsidiary of ours, but does not include a Subsidiary (i) that does not transact any substantial portion of its business in the United States and does not regularly maintain any substantial portion of its fixed assets in the United States, or (ii) that is engaged primarily in financing our operations or the operations of our Subsidiaries outside the United States. (Section 101).

      A “Subsidiary” is a corporation in which we, or one or more of our other Subsidiaries, directly or indirectly, own more than 50% of the outstanding voting stock. (Section 101).

      “Principal Domestic Manufacturing Property” means any building, structure or other facility, together with the land on which it is erected and fixtures that are part of such building, located in the United States that is used by us or our Subsidiaries primarily for manufacturing, processing or warehousing,

•	the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets, other than such building

•	that is financed by obligations issued by a state, territory or possession of the United States, or any of their political subdivisions, the interest on which is excludable from gross income of the holders pursuant to Section 103(a)(1) of the Internal Revenue Code, or

•	that is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole. (Section 101).

      “Consolidated Net Tangible Assets” means the total amount of our assets, minus applicable reserves and other properly deductible items, minus

•	all current liabilities, excluding Funded Debt included by reason of being renewable or extendible, and

•	all goodwill, trade names, patents, unamortized debt discount and expense, and other similar intangibles to the extent not deducted as reserves and deductible items set forth above,

all as set forth on our most recent consolidated balance sheet. (Section 101).

      “Funded Debt” means indebtedness for money borrowed having a maturity at, or being renewable or extendable by the borrower to a date, more than 12 months from the date of determination in the amount set forth on our most recent consolidated balance sheet. Funded Debt does not include (i) any amount in respect of obligations under leases, or guarantees thereof, whether or not such obligations or guarantees would be included as liabilities on a consolidated balance sheet, or (ii) any principal amount of indebtedness required to be redeemed within 12 months from the date of determination pursuant to any sinking fund provisions or otherwise. (Section 101).

Restrictions on Secured Debt

      The indenture provides that neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Debt. The restriction on creating new Secured Debt, however, does not apply if the debt securities are secured equally and ratably with the new Secured Debt. (Section 1009).

      “Secured Debt” means Debt that is secured by a Mortgage on

•	any Principal Domestic Manufacturing Property owned by us or any Restricted Subsidiary; or

•	any shares of stock or Debt of any Restricted Subsidiary.

      “Debt” means any indebtedness for money borrowed represented by notes, bonds, debentures or other similar evidence of indebtedness. (Section 1009).

      “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or similar encumbrance. (Section 101).

      The restriction on incurring or otherwise creating any new Secured Debt does not apply to the following “Permitted Liens”:

•	Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	Mortgages in favor of us or a Restricted Subsidiary;

•	Mortgages in favor of United States governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at or incurred within 120 days after the acquisition of such property, shares or Debt, including acquisition through merger or consolidation;

•	purchase money Mortgages and construction Mortgages; and

•	certain extensions, renewals or replacements of Debt secured by any Mortgage referred to in the previous bullet points. (Section 1009).

      In addition, we or any Restricted Subsidiary may incur or otherwise create Secured Debt without equally and ratably securing the debt securities if, when such Secured Debt is incurred or created, the total amount of all outstanding Secured Debt, excluding Permitted Liens, plus Attributable Debt, as defined below, relating to sale and leaseback transactions does not exceed 5% of our Consolidated Net Tangible Assets. (Section 1009).

      The indenture does not restrict us or our Subsidiaries from incurring unsecured Debt.

Restrictions on Sale and Leaseback Transactions

      The indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred more than 120 days after its acquisition or the completion of construction and commencement of full operation, unless either:

      (1) we or the Restricted Subsidiary would be entitled to incur Debt secured by a Mortgage, pursuant to the provisions discussed above under the heading “Restrictions on Secured Debt,” on the Principal Domestic Manufacturing Property to be leased back in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

      (2) within 120 days after the sale or transfer, we apply to the retirement of our Funded Debt an amount equal to the greater of

•	the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to the arrangement, or

•	the fair market value of the Principal Domestic Manufacturing Property so leased.

      The restriction on sale and leaseback transactions does not apply to a sale and leaseback transaction (i) between us and a Restricted Subsidiary or between Restricted Subsidiaries, or (ii) that involves the taking back of a lease for a period of less than three years. (Section 1010).

      The term “Attributable Debt” means the net amount of rent, discounted to the date of determination at a rate per annum of 15%, compounded semi-annually, required to be paid during the remaining term of any lease. (Section 101).

Restrictions on Mergers and Sales of Assets

      The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists;

•	as a result of such transaction, our properties or assets or Restricted Subsidiaries’ properties or assets would become subject to a Mortgage not permitted pursuant to the provisions discussed above under the heading “Restrictions on Secured Debt” without equally and ratably securing the debt securities, steps shall have been taken to secure the debt securities equally and ratably with all indebtedness secured by such Mortgage; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied. (Section 801).

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities and coupons. (Section 802).

      Notwithstanding the foregoing provisions, we may transfer all of our property and assets to another corporation if, immediately after giving effect to the transfer, such corporation is our Wholly-Owned Restricted Subsidiary (as defined below) and we would be permitted to become liable for an additional amount of Secured Debt. (Section 803).

      The term “Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary in which we and our other Wholly-Owned Restricted Subsidiaries own all of the outstanding Funded Debt and capital stock (other than directors’ qualifying shares). (Section 101).

Modification and Waiver

      Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than 66 2/3% of the total principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or premium or interest on, any debt security;

•	a reduction in the amount of principal of an original issue discount debt security due and payable upon acceleration of the maturity of such debt security;

•	a change in place of payment where, or the currency in which, any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•	a reduction in the percentage of outstanding debt securities of any series required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture. (Section 902).

      Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of such series of debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Sections 513 and 1012).

Events of Default

      “Event of Default,” when used in the indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	default under any debt, or under any Mortgage, indenture or instrument under which such debt is issued or secured, under which we or any consolidated Subsidiary, including a default with respect to debt securities of any other series, and the maturity of such indebtedness has been accelerated, unless the acceleration is rescinded, or such debt is paid or waived in the case of default upon debt with a principal amount of less than $1,000,000, within 10 days after we have received written notice of the default in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501).

      If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 501, 502 and 513).

      The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an Event of Default occurs and continues.

      The indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, no defaults exist under the terms of the indenture. (Section 1011). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default under the indenture with respect to the debt securities of the applicable series. (Section 602).

      Other than its duties in the case of a Event of Default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603). If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603).

      The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507).

However, the holder of any debt security will have an absolute right to receive payment of principal of, and any premium and interest on, the debt security when due and to institute suit to enforce this payment. (Section 508).

Defeasance

      Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

•	we deposit with the trustee, in trust, sufficient money or U.S. Government Obligations, or a combination, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

•	we deliver to the trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	we deliver to the trustee an opinion of counsel that states that if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403).

      The term “U.S. Government Obligations” means direct obligations of the United States of America backed by the full faith and credit of the United States. (Section 101).

      In the event that we deposit money and/or U.S. Government Obligations in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal of, or any premium or interest on, the debt securities of that series. (Section 403).

      Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading “Defeasance and Discharge”:

•	we will not have to comply with the following restrictive covenants contained in the indenture:

•	Consolidation, Merger, Conveyance, Transfer or Lease (Sections 801, 803);

•	Corporate Existence (Section 1005);

•	Purchase of Securities by Company or Subsidiary (Section 1006);

•	Maintenance of Properties (Section 1007);

•	Payment of Taxes and Other Claims (Section 1008);

•	Restriction on Secured Debt (Section 1009); and

•	Restrictions on Sale and Leaseback Transactions (Section 1010); and

•	we will not have to treat the events described in the fourth bullet point under “Events of Default” as they relate to the covenants listed above that have been defeased and are no longer in effect, or the events described in the fifth, sixth and seventh bullet points under “Events of Default,” as Events of Default under the indenture with respect to such series.

      In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1013).

      If we exercise our option not to comply with the covenants listed above and the debt securities of the series become immediately due and payable because an Event of Default has occurred, other than as a result of an Event of Default specifically referred to above, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1013).

      Substitution of Collateral. At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or U.S. Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or U.S. Government Obligations which would satisfy our payment obligations on the debt securities pursuant to the defeasance provisions applicable to those debt securities.

Notices

      Unless we state otherwise in the applicable prospectus supplement, we will give notices to holders of bearer securities by publication in a daily newspaper in the English language of general circulation in New York City and London. As long as the bearer securities are listed on the Luxembourg Stock Exchange and such exchange requires publication of notice in a daily newspaper of general circulation in Luxembourg City, we will give notices to holders of bearer securities in such paper or, if not practical, elsewhere in Western Europe. We expect to publish notices in The Wall Street Journal, the Financial Times and the Luxemburger Wort. We will give notices by mail to holders of registered securities at the addresses listed in the security register. (Sections 101 and 106).

Title

      Title to any temporary global debt security, any permanent global debt security, any bearer securities and any coupons issued with any bearer securities will pass by delivery. We and the trustee, and any of ours or the trustee’s agents, may treat the bearer of any bearer security, the bearer of any coupon and the registered owner of any registered security as the absolute owner of the security or coupon, whether or not the debt security or coupon shall be overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes. (Section 308).

Replacement of Securities and Coupons

      We will replace any mutilated security, or a mutilated coupon issued with a security, at the holder’s expense upon surrender of the security to the trustee. We will replace securities or coupons that become destroyed, stolen or lost at the holder’s expense upon delivery to the trustee of the security and coupons or evidence of the destruction, loss or theft satisfactory to us and the trustee. If any coupon becomes destroyed, stolen or lost, we will replace it by issuing a new security in exchange for the security with which the coupon was issued. In the case of a destroyed, lost or stolen security or coupon, an indemnity satisfactory to the trustee and us may be required at the holder’s expense before we will issue a replacement security. (Section 306).

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

      JPMorgan Chase Bank is the trustee under the Indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business. JPMorgan Chase Bank also serves as trustee for certain of our other senior unsecured debt obligations.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of our debt securities issued under the indenture. We may issue warrants alone or together with any debt securities offered by any prospectus supplement, and warrants may be attached to or separate from the debt securities. As stated in the prospectus supplement relating to the particular issue of warrants, we will issue the warrants under one or more warrant agreements that we will enter into with a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrant certificates. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holder of warrant certificates or beneficial owners of warrants. We have summarized certain terms and provisions of the form of warrant agreement in this section. We have also filed the form of warrant agreement as an exhibit to the registration statement. You should read the warrant agreement for additional information before you buy any warrants.

General

      If we offer warrants, the applicable prospectus supplement will identify the warrant agent and describe the terms of the warrants, including the following:

•	the offering price;

•	the currency for which warrants may be purchased;

•	the designation, aggregate principal amount, currency of denomination and payment, and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities issued with the warrants and the number of warrants issued with each debt security;

•	if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one warrant, and the price at and the currency in which the principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants shall commence and the date on which the right to exercise shall expire;

•	United States federal income tax considerations;

•	whether the warrants will be issued in registered or bearer form; and

•	any other terms of the warrants.

      You may, at the corporate trust offices of the warrant agent or any other office indicated in the applicable prospectus supplement:

•	exchange warrant certificates for new warrant certificates of different denominations;

•	if the warrant certificates are in registered form, present them for registration of transfer; and

•	exercise warrant certificates.

      Before exercising warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon exercise, including the right to receive payments on the debt securities purchasable upon exercise or to enforce covenants in the indenture.

Exercise of Warrants

      Each warrant will entitle the holder to purchase the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. You may exercise warrants at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date (or such later date to which we may extend the expiration date), unexercised warrants will become void.

      You may exercise warrants by delivering payment to the warrant agent as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent, or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchased. If fewer than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

PLAN OF DISTRIBUTION

General

      We may sell securities offered under this prospectus to or through underwriters, agents or broker-dealers or directly to purchasers. As set forth in the applicable prospectus supplement, we may offer debt securities alone or with warrants (which may or may not be detachable from debt securities), and we may offer the warrants alone. If we issue any warrants, debt securities will be issuable upon exercise of the warrants. We also may offer the securities in exchange for our outstanding indebtedness.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discounts and commissions, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the offered securities may be listed.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

      If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

      The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      Each underwriter, dealer and agent participating in the distribution of any debt securities that are issuable as bearer securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer securities in the United States or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) in connection with the original issuance of any debt securities.

      Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated in or included in our Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$600,000,000
Archer-Daniels-Midland Company
5.375% Debentures due 2035

Prospectus Supplement
September 19, 2005

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